EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED
FINANCIAL INFORMATION

The unaudited pro forma condensed balance sheet as of June 30, 2005 presents Entrust Financial Services, Inc. (“ENFN”) financial position as if the sale to BBSB, LLC of Entrust Mortgage Inc. occurred on June 30, 2005. The Entrust Financial Serivces balance sheet information included in the unaudited pro forma condensed balance sheet as of June 30, 2005 was derived from Entrust Financial Services unaudited balance sheet as of June 30, 2005.

The unaudited pro forma condensed statement of operations for the six months ended June 30, 2005 gives pro forma effect to the sale of Entrust Mortgage Inc. to BBSB, LLC as if the transactions were consummated on January 1, 2005. The information included in the unaudited pro forma condensed statement of operations for the six months ended June 30, 2005 was derived from the unaudited statement of operations of Entrust Financial Services.

The unaudited pro forma condensed financial information has been prepared by Entrust Financial Services, Inc. management for illustrative purposes only. The unaudited pro forma condensed financial statements are not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized by Entrust Financial Services Inc. had the sale of Entrust Mortgage Inc. to BBSB, LLC had been consummated as of the dates indicated. The sale of Entrust Mortgage Inc. constitutes substantially all of the operating business of Entrust Financial Services, Inc. The pro forma adjustments are based on information available at the date of this 8-K Filing. Therefore the actual amounts recorded at the completion of the sale of Entrust Mortgage Inc. to BBSB, LLC may differ materially from the amounts presented in these pro forma condensed financial statements due to expected future losses of Entrust Financial Services Inc.

The unaudited pro forma condensed financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements of Entrust Financial Services, Inc included in its Form 10-K filed March 25, 2005 and Forms 10-Q filed on May 11, 2005 with the Securities and Exchange Commission.

ENTRUST FINANCIAL SERVICES, INC.
BALANCE SHEETS

ASSETS	ENFN Historical as of June 30, 2005	Pro Forma Adjustments for Sale of Entrust Mortgage	Pro Forma for ENFN
CURRENT ASSETS
Cash and cash equivalents	$ 632,869	$ 632,869	$ --
Accounts receivable	90,906	90,906	--
Mortgage loans held for sale	26,323,433	26,323,433	--
Prepaid expenses and other
current assets	61,743	61,743	--

Total current assets	27,108,951	27,108,951	--

Property and equipment, net	355,554	355,554	--

OTHER ASSETS
Intangibles, net	1,216,550	1,216,550	--
Deposits and Other assets	288,560	288,560	--

Total other assets	1,505,110	1,505,110	--

TOTAL ASSETS	$ 28,969,615	$ 28,969,615	$ --

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Warehouse lines of credit	$ 25,436,454	$ 25,436,454	--
Accounts payable	307,459	307,459	--
Accrued other expenses	411,181	411,181	--
Loan indemnification reserve,
current portion	569,067	569,067	--
Convertible Promissory Note,
current portion	1,500,000	1,500,000	--
Capital lease obligations,
current portion	70,622	70,622	--

Total current liabilities	28,294,783	28,294,783	--
Convertible Promissory Note,
less current portion	--	--	--
Loan indemnification reserve,
less current portion	1,060,453	1,060,453	--
Capital lease obligations,
less current portion	29,434	29,434	--

Total liabilities	29,384,670	29,384,670	--

STOCKHOLDERS’ EQUITY
Common stock, $.0000001 par
value, 100,000,000 shares
authorized, 52,112,295	1	--	1
Paid-in capital	7,605,555	3,096,355	4,509,200
Retained earnings	(8,020,611)	(3,511,410)	(4,509,201)

Total stockholders’ equity	(415,055)	(415,055)	--

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 28,969,615	$ 28,969,615	$ --

ENTRUST FINANCIAL SERVICES, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	ENFN Historical for the 6 months ended June 30, 2005	Pro Forma Adjustment for sale of Entrust Mortgage, Inc. for the 6 months ended June 30, 2005	Pro Forma for ENFN
REVENUE
Loan origination fees and gain on
sale of loans	$ 8,517,252	$ 8,517,252	--
Direct costs of loan origination	(4,470,688)	(4,470,688)	--
Interest income	1,053,805	1,053,805	--
Interest expense, warehouse and
other debt	(848,001)	(848,001)	--

Total revenue	4,252,368	4,252,368	--

EXPENSES
Salaries, commissions, and benefits	2,740,412	2,740,412	--
Occupancy, equipment and
communication	331,571	331,571	--
General and administrative	529,374	529,374	10,000
Provision for loan losses	737,153	737,153	--
Interest expense, convertible
promissory note	112,809	112,809	--
Depreciation expense	61,760	61,760	--
Amortization expense	63,335	63,335	--

Total expenses	4,576,414	4,576,414	10,000

INCOME (LOSS) BEFORE INCOME TAXES	(324,046)	(324,046)	--
PROVISION FOR INCOME TAXES	--	--	--

NET LOSS	$ (324,046)	$ (324,046)	$ (10,000)

Basic Earnings per share	$ (0.12)	--	$ (0.00)

Diluted earnings per share	$ (0.12)	--	$ (0.00)

Basic Weighted Average Shares
Outstanding	2,612,295	--	2,612,295

Diluted Weighted Average Shares
Outstanding	2,704,795	--	2,704,795

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

NOTE 1- SALE OF STOCK OF ENTRUST FINANCIAL

On May 12, 20005 the Company entered into a Common Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among the Company, Entrust Mortgage, and the ENFN Stock Purchasers pursuant to which the ENFN Stock Purchasers have agreed to purchase 49,500,000 newly issued shares of Common Stock of the Company for an aggregate purchase price of $500,000 in cash (the “Entrust Financial Stock Sale”).

The Company has declared and set a record date of July 25, 2005 for a special dividend, which is contingent upon the closing pursuant to the Stock Purchase Agreement (the “Special Dividend”), in an aggregate amount equal to $400,000.00. The Company intends to pay such Special Dividend as soon as practicable following the closing.

The Entrust Financial Stock Sale is subject to a number of closing conditions as more fully set forth in the proxy statement distributed in connection with the Special Meeting of the shareholders. The closing of this transaction have not been scheduled but is expected to take place on or before to August 5, 2005.

     The Entrust Financial Stock Sale has not been reflected in the pro forma financial information.

NOTE 2- PRO FORMA ADJUSTMENTS

The Pro Forma adjustment represents the Balance Sheet of Entrust Mortgage Inc. and the statement of operations for the six months ended June 30, 2005. Entrust Financial Services has no operations after the sale of Entrust Mortgage, Inc. to BBSB, LLC. Accordingly, the pro forma condensed financial information has been prepared to reflect no assets and liabilities and minimal operating expense in order to comply with periodic reporting requirements and corporate franchise taxes and filing fees.